Exhibit 10.4
MEMORANDUM OF UNDERSTANDING
This Agreement made effective as of 30 day of October 2007, between:
Eureka Forbes Limited, a company governed under the Companies Act, 1956 and having its Registered Office at 7, Chakraberia Road (South), Kolkata — 700 025 and, inter alia, its Corporate Office at Bhupesh Gupta Bhavan, 1st Floor, 85 Sayani Road, Prabhadevi, Mumbai – 400 025 (hereinafter referred to as “EFL”, which expression shall, unless repugnant to the context, include its successors and permitted assigns)
And
Global Warming Solutions Inc. carrying business under the laws of the State of Oklahoma and having its office at (address) (hereinafter referred to as “GWS”, which expression shall, unless repugnant to the context, include its successors and permitted assigns)
WHEREAS
i.	EFL is engaged inter alia in manufacturing and marketing of water purifiers and other related water purification products.

ii.	GWS is engaged inter alia in the business of research and development of infrared cold pasteurization technology and other infrared based disinfection technologies.

iii.	EFL and GWS are hereinafter referred collectively and individually referred to as “Parties” or “Party”.
Broad terms of Agreement
1.	EFL and GWS have agreed to come together for the purpose of exclusive development of Infrared technology and products for purification of water and milk based on Infrared disinfection system ((hereinafter referred to as the Products) as per agreed specifications between the Parties.

2.	The Terms of Business Alliance:

a.	Role and Responsibility of EFL:
i.	EFL shall provide all information and data as to the expected performance of Products.
b.	Role and Responsibility of GWS
i.	GWS shall design and develop the Products as per the requirements and specifications provided by EFL.
3.	These development activities would be divided into 2 phases
a.	Phase 1
i.	Technology development by GWS, analyzing test data, development & testing of working prototypes.

ii.	Secondary Research and data validation by EFL, procurement of components by GWS, building of technical prototypes with testing and fine tuning of these prototypes by GWS.
b.	Phase 2 – Building of preliminary and functional prototypes with testing and fine tuning, validation and certification with field trials.
c.	Product Development – GWS to design and develop the product which can be utilized on a commercial basis and used by EFL.
4.	GWS agrees to provide the entire literature (in English) and research data developed and collected by them so far to EFL.

5.	GWS would also provide best efforts in identification of credible suppliers for supply of components to build the technical prototypes. This activity is scheduled to be completed by ___ 2008.

6.	GWS through their technical team would build and technical prototypes, with testing and fine tuning and revert to EFL for comments. This activity is scheduled to be completed by March ?? 2008. This would conclude phase 1

7.	The road map for phase 2 would be decided on the success of Phase 1.

8.	As compensation, EFL will pay GWS a royalty on units sold by EFL. The exact percentage will be negotiated after Phase I completion

9.	GWS agrees that the Products designed, developed and manufactured by them will be complete only when the Products meets the desired performance levels set out by EFL. The Parties hereto agree that joint development of the Product will be complete only when the Product meets international standards of similar products.

10.	GWS specifically agrees to supply EFL or its subsidiaries or associates the Products for use in their existing water purification systems or for use in service of the water purification systems.

11.	The relationship between GWS and EFL as contemplated under this MOU is personal and hence GWS undertakes not to make any reference about the supply of the Products or the Products itself to EFL in their advertising or product promotion without the written consent of EFL.

12.	GWS agrees not to sell the customized Products so developed by GWS to any one other than EFL, during the currency of this agreement and thereafter.

13.	GWS agrees that they would use the latest and modern technology in customizing the Products for EFL. They would also undertake to update the said technology from time to time. GWS further agrees that in the event a new technology is developed by GWS for use in the water purification systems, EFL will have the right of first refusal before such technology is passed on to any third party.

14.	Both the parties hereby acknowledges that the right, title and interest in any intellectual property used/developed rest jointly and exclusively with EFL and GWS, and nothing should be done to alter the said intellectual property without the consent of EFL.

15.	Nothing herein contained shall constitute or be deemed to or is intended to constitute GWS as an agent of EFL or EFL as an agent of GWS. Neither party shall at any time enter into a contract in the name of or purporting to be made on behalf of the other party without the written consent of the other party.

16.	This MOU shall commence on November 2007, and remain valid for a period of 36 months. This writing is only a MOU between the Parties for initiating necessary actions between the Parties and a detailed definitive Agreement will be entered into between the Parties, which shall contain terms of this MOU and other terms and conditions to be mutually agreed upon.

17.	Any Party shall be entitled to terminate this Agreement forthwith on the happening of any of the following events:
(i)	If the other party commits breach or default of any terms of this MOU and if that breach/default is not cured within a period of 30 days, despite receipt of a written notice from the aggrieved party to the other party.

(ii)	If either party goes into voluntary liquidation or is ordered to be wound up by a court of law, or becomes insolvent, makes a general assignment for the benefit of its creditors, has a receiver or a manager appointed or otherwise becomes the subject of any action relating to bankruptcy.
18.	If any disputes arises between the parties out of or in connection with this MOU whether in the nature of interpretation or meaning of any term hereof or as to any claim by one against the other, or otherwise the same shall be referred to arbitration in terms of the Arbitration and Conciliation Act, 1996. The Courts in Mumbai only shall have jurisdiction to entertain any disputes arising out of or under this MOU.

Marzin R. Shroff	Vladimir Vaselinko
Sr. Vice President	CEO
Strategy & Business Development	(GWS)
(Eureka Forbes Ltd)